Exhibit 99.1

                 WAIVER, dated as of December 31, 2003 (this “Waiver”), to the Credit Agreement, dated as of May 24, 2002, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among IKON Office Solutions, Inc., an Ohio corporation (the “Company”), IOS Capital, LLC, a Delaware limited liability company (“IOSC”), IKON Capital, PLC, an English company, and IKON Capital, Inc., a Canadian corporation (each of the above, individually, a “Borrower”, and collectively, the “Borrowers”), the Lenders from time to time parties to the Credit Agreement, JPMorgan Chase Bank, Toronto Branch, as Canadian Administrative Agent and JPMorgan Chase Bank, as Administrative Agent.

W I T N E S S E T H:

                 WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to the Credit Agreement;

                WHEREAS, the Borrowers have requested that the Lenders waive certain terms in the Credit Agreement in the manner provided for herein; and

                WHEREAS, the Administrative Agent and the Lenders are willing to consent to this Waiver subject to the terms and conditions contained herein.

                NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

                 1.         Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein (and in the recitals hereto) as defined terms are so used as so defined.

                 2.         Waiver of clause (d) of Article VII. The Lenders and the Administrative Agent hereby waive any Default or Event of Default under clause (d) of Article VII of the Credit Agreement that has occurred as a result of the Borrowers’ non-compliance with the Corporate Leverage Ratio for the fiscal quarter ending December 31, 2003.

                 3.         Representations and Warranties. On and as of the date hereof, the Borrowers hereby confirm, reaffirm and restate the representations and warranties set forth in the Credit Agreement mutatis mutandis, except to the extent that such representations and warranties expressly relate to a specific earlier date in which case the Borrowers hereby confirm, reaffirm and restate such representations and warranties as of such earlier date.

                 4.         Conditions to Effectiveness. This Waiver shall become effective as of the date first written above upon receipt by the Administrative Agent of (i) counterparts to this Waiver duly executed by the Borrowers and each Lender and (ii) an Acknowledgement and Consent in the form of Exhibit A hereto duly executed by each of the Subsidiary Guarantors.

                 5.         Continuing Effect; No Other Waivers. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The waiver provided for herein is limited to the specific provision of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under or to waive or amend, any other provisions of the Credit Agreement or the same provision for any other date or time period (whether or not such other provisions or compliance with such provisions for another date or time period are affected by the circumstances addressed in this Waiver).

                 6.         Expenses. The Borrowers agree to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Waiver, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

                 7.         Counterparts. This Waiver may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all counterparts taken together shall constitute one and the same instrument.

                 8.         GOVERNING LAW. THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

IKON OFFICE SOLUTIONS, INC. By _____________________ Name: Kathleen M. Burns Title: Vice President and Treasurer

IOS CAPITAL, LLC By _____________________ Name: Kathleen M. Burns Title: Vice President and Treasurer

IKON CAPITAL, PLC By _____________________ Name: Kathleen M. Burns Title:Treasurer

IKON CAPITAL, INC. By _____________________ Name: Kathleen M. Burns Title: Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent, By _____________________ Name: Title:

JPMORGAN CHASE BANK, TORONTO BRANCH, as Canadian Administrative Agent, By _____________________ Name: Title:

BANK OF AMERICA, N.A. By _____________________ Name: Title:

BANK OF NEW YORK By _____________________ Name: Title:

DEUTSCHE BANK AG New York Branch By _____________________ Name: Title:

FIFTH THIRD BANK By _____________________ Name: Title:

LEHMAN COMMERCIAL PAPER INC. By _____________________ Name: Title:

PNC BANK, NATIONAL ASSOCIATION By _____________________ Name: Title:

THE ROYAL BANK OF SCOTLAND PLC By _____________________ Name: Title:

WACHOVIA BANK, NATIONAL ASSOCIATION By _____________________ Name: Title:

EXHIBIT A

ACKNOWLEDGMENT AND CONSENT

TO THE WAIVER TO THE CREDIT AGREEMENT

                 Reference is made to the Credit Agreement described in the foregoing Waiver (the “Credit Agreement”; terms defined in the Credit Agreement and used in this Acknowledgement and Consent shall have the meanings given to such terms in the Credit Agreement). Each of the undersigned Subsidiary Guarantors do hereby (i) consent and agree to the foregoing Waiver and (ii) acknowledge and agree that the guarantees and grants of security interests contained in the Subsidiary Guarantee are, and shall remain, in full force and effect after giving effect to the foregoing Waiver and all prior modifications, if any, to the Credit Agreement.

IKON OFFICE SOLUTIONS TECHNOLOGY SERVICES, LLC

By: _____________________
Name: William S. Urkiel
Title: Vice President and Manager

IKON OFFICE SOLUTIONS WEST, INC.

By: _____________________
Name: Kathleen M. Burns
Title: Assistant Treasurer

IKON REALTY, INC.

By: _____________________
Name: William S. Urkiel
Title: President and Sole Director

INA NORTH AMERICA HOLDINGS, INC.

By: _____________________
Name: William S. Urkiel
Title: President and Director